As filed with the Securities and Exchange Commission on May 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AXOGEN, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-1301878
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13631 Progress Boulevard, Suite 400 Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

AXOGEN, INC. AMENDED AND RESTATED

2019 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Brad Ottinger General Counsel Axogen, Inc. 13631 Progress Boulevard, Suite 400 Alachua, Florida 32615 (386) 462-6800	Fahd M.T. Riaz, Esq. DLA Piper LLP (US) 1650 Market Street, Suite 4900 Philadelphia, Pennsylvania 19103 (215) 656 3300
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	2,500,000(2)	$18.88	$47,200,000	$5,149.52
TOTAL	2,500,000(2)		$47,200,000	$5,149.52

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of shares of common stock, $0.01 par value per share (“Common Stock”), of Axogen, Inc. (the “Registrant”) that may be offered or issued by reason of stock splits, stock dividends or similar transactions. In addition, any shares subject to outstanding options or other equity “Awards” (as defined in the Axogen, Inc. Amended and Restated 2019 Long-Term Incentive Plan (the “A&R 2019 Plan”)) under the A&R 2019 Plan that are cancelled, forfeited, expired, terminated, unearned or settled in cash, in any such case does not result in the issuance of shares, shall be again available for issuance pursuant to Awards granted under the A&R 2019 Plan.

(2)	Pursuant to General Instruction E on Form S-8, the registration fee is calculated with respect to the additional 2,500,000 shares of Common Stock of the Registrant issuable under the A&R 2019 Plan.
(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq Stock Market on May 10, 2021.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which a registration statement on this form relating to an employee benefit plan is effective. Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the registration statement on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on August 22, 2019 (Registration No. 333-233416).

PART I

Information Required in the Section 10(a) Prospectus

Documents containing information required by Part I of this Registration Statement will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the Note to Part I of Form S-8, such documents are not filed with the Commission either as a part of this Registration Statement or as prospectuses or prospectus supplements.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

(1)	The Registrant’s annual report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 1, 2021;

(2)	The Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the Commission on May 6, 2021;

(3)

The Registrant’s current reports on Form 8-K filed with the Commission on January  6, 2021, January  14, 2021, February  26, 2021, and May 10, 2021 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement); and

(4)

The description of Common Stock set forth in the Registrant’s Registration Statement on Form 8A12B filed with the Commission on August 6, 2013 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

For purposes of this Registration Statement, any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Minnesota Statutes, Section 302A.521, subd. 2, requires the Registrant to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Registrant, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met, unless the Registrant amends its Amended the Restated Articles of Incorporation, or the “Articles of Incorporation,” or its Amended and Restated Bylaws, or the “Bylaws,” to prohibit or condition such indemnification rights. In addition, Minnesota Statutes, Section 302A.521, subd. 3 requires payment by the Registrant, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances unless the Registrant amends the Articles of Incorporation or the Bylaws to prohibit or condition such expense advancement rights. Under Section 302A.521, subd. 4, the Registrant may amend the Articles of Incorporation or the Bylaws to prohibit or condition such indemnification or expense advancement rights. A decision as to required indemnification is made (i) by a disinterested majority of the Registrant’s Board of Directors present at a meeting at which a disinterested quorum is present, (ii) by a designated committee of the Board of Directors consisting of two or more disinterested directors, (iii) by special legal counsel selected by the board or a committee by vote pursuant to clause (i) or (ii) above, (iv) by an affirmative vote of the shareholders, in which the shares held by parties to the proceeding is not counted in determining the presence of a quorum and are not considered to be present and entitled to vote, or (v) by a court in Minnesota. For purposes of clauses (i) and (ii) above, a director is disinterested if he or she is not a party to the proceeding for which indemnification or expense advancement is at issue. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

Article 7 of the Articles of Incorporation provides that, to the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that Article 7 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.76 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of Article 7 or any predecessor of this provision. Neither the amendment, modification or repeal of Article 7 nor the adoption of any provision in the Articles of Incorporation inconsistent with Article 7 shall adversely affect any right or protection of a director or officer of the Registrant with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

The Bylaws provide that the directors and officers of the Registrant shall have the right to indemnification provided by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended. Under Section 302A.521, subd. 2, indemnification will be available only where an officer, director or employee can establish that he or she: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefits; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the Registrant or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the Registrant.

The Registrant maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Registrant for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Registrant.

With respect to possible indemnification of directors, officers and controlling persons of the Registrant for liabilities arising under the Securities Act pursuant to such provisions, the Registrant is aware that the Commission has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8. Exhibits

EXHIBIT NUMBER	DESCRIPTION

4.1	Registration Rights Agreement, dated as of August 26, 2015, between the Company and EW Healthcare Partners L.P., formerly named Essex Woodlands Fund IX, L.P. (incorporated by reference to Exhibit 4.2 to the annual report on Form 10-K filed on February 28, 2018).

4.2	Description of Securities of Axogen, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 24, 2020).

5.1	Opinion DLA Piper LLP (US). †

23.1	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1). †

23.2	Consent of Deloitte & Touche LLP, the Registrant’s Independent Registered Public Accounting Firm (filed herewith). †

24.1	Power of Attorney (included on signature page to this Registration Statement).

99.1	Axogen, Inc. Amended and Restated 2019 Long-Term Incentive Plan (incorporated by reference from Appendix A of the Registrant’s Proxy Statement on DEF14A dated March 31, 2021 (No. 001-36046)).

†	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alachua, State of Florida, on May 11, 2021.

Axogen, Inc.

By:	/s/ Karen Zaderej
Name: Karen Zaderej
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Karen Zaderej, Peter J. Mariani and Brad Ottinger his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement on Form S-8 (including, without limitation, any additional registration statement filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Karen Zaderej	Chief Executive Officer, President and Chairman of the Board
Karen Zaderej	(Principal Executive Officer)	May 11, 2021

/s/ Peter J. Mariani	Executive Vice President and Chief Financial Officer
Peter J. Mariani	(Principal Financial Officer and Principal Accounting Officer)	May 11, 2021

/s/ Gregory G. Freitag	Director
Gregory G. Freitag		May 11, 2021

/s/ Dr. Mark Gold	Director
Dr. Mark Gold		May 11, 2021

/s/ Guido J. Neels	Director
Guido J. Neels		May 11, 2021

/s/ Paul G. Thomas	Director
Paul G. Thomas		May 11, 2021

/s/ Amy Wendell	Director
Amy Wendell		May 11, 2021

/s/ Quentin S. Blackford	Director
Quentin S. Blackford		May 11, 2021

/s/ Alan M. Levine	Director
Alan M. Levine		May 11, 2021